PROSPECTUS SUPPLEMENT                                         File No. 333-52822
----------------------                                            Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated January 24, 2001)
Prospectus number:         2214



                            Merrill Lynch & Co., Inc.
                           Medium Term Notes, Series B

                   Due Nine Months or More from Date of Issue

                                Fixed Rate Notes



Principal Amount:                      $10,000,000


CUSIP Number:                          59018YMH1


Interest Rate:                         0.00000%


Original Issue Date:                   March 20, 2002


Stated Maturity Date:                  December 14, 2005


Interest Payment Dates:                Accrued interest will only be paid on the
                                       Maturity Date, subject to the following
                                       business day convention. No interim
                                       interest payments will be made (except as provided for below).

Other Provisions:                      Notwithstanding any other provision
                                       contained in this Note, if an Event of
                                       Default (as defined in the Indenture)
                                       with respect to the Notes shall occur and
                                       be continuing and the principal of all
                                       the Notes is declared due and payable in
                                       the manner and with the effect provided
                                       in the Indenture, "principal" with
                                       respect to this Note in determining any
                                       amount then declared due and payable
                                       shall mean the Issue Price of this Note
                                       plus that portion of the accrued Original
                                       Issue Discount attributable to the period
                                       from the Original Issue Date to the date
                                       of acceleration (calculated on a
                                       semi-annual bond equivalent basis using a
                                       year composed of twelve 30-day months).
                                       Issue Price shall equal $8,204,130 and
                                       Original Issue Discount shall equal
                                       $1,795,870



Repayment at the Option
of the Holder:                         The Notes cannot be repaid prior to the
                                       Stated Maturity Date.




Redemption at the Option
of the Company:                        The Notes cannot be redeemed prior to the
                                       Stated Maturity Date.


Form:                                  The Notes are being issued in fully
                                       registered book-entry form.


Trustee:                               JPMorgan Chase Bank

Dated:                                 March 15, 2002